Exhibit 5.1

LAW OFFICE OF

STEWART A. MERKIN

ATTORNEY AT LAW

RIVERGATE PLAZA,

SUITE 300

444 BRICKELL AVENUE

MIAMI, FLORIDA 33131

www.merkinlaw.net

e-mail: merkin@merkinlaw.net

Tel.: (305) 357-5556	Fax: (305) 358-2490

March 5, 2008

Gerard Dab, Principal Executive Officer

VisualMED Clinical Solutions Corp.

1035 Laurier Street West, Suite 200

Montreal, Quebec, Canada H2V 2L1

Dear Sir:

I have acted as special counsel to VisualMED Clinical Solutions Corp., a Nevada Corporation (the “Corporation”), in connection with the offering of 2,300,000 shares (the “Shares”) of the Corporation’s common stock, par value $0.00001 per share, pursuant to the Corporation’s February 2008 Nonqualified Stock Option Plan (the “Plan”). The offering of the Shares is to be made pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”).

Please be advised that I am of the opinion that the Shares have been duly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Plan and the Registration Statement will be validly issued by the Corporation, and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stewart A. Merkin

Stewart A. Merkin, Esq.